UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

April 15, 2010

Date of Report (Date of earliest event reported)

Generac Holdings Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-34627	20-5654756
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

S45 W29290 Hwy. 59
Waukesha, Wisconsin	53187
(Address of principal executive offices)	(Zip Code)

(262) 544-4811

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02                                             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 15, 2010, the board of directors (the “Board”) of Generac Holdings Inc. (the “Company”) increased the size of the board from seven (7) to eight (8) members.  To fill the vacancy created by the increase in the size of the Board, the Board unanimously elected and appointed David Ramon to serve as a Class III director of the Corporation, to serve until the conclusion of the Annual Meeting of the Company held in the calendar year 2012, and if reappointed at such Annual Meeting, to subsequently serve for three-year terms, or until his successor is duly elected or appointed and qualified.

The Board also appointed Mr. Ramon to the Audit Committee of the Board (the “Audit Committee”) as a replacement for Timothy Walsh, and, as a result, the Company will have a majority of independent directors on the Audit Committee within 90 days after the date of effectiveness of the registration statement filed in connection with the Company’s initial public offering as required by Securities and Exchange Commission and New York Stock Exchange rules. Mr. Walsh will remain on the Board and will continue to serve as the lead director and the Chair of the Compensation Committee of the Board.

Mr. Ramon has more than 25 years of broad management, operations and investment experience with both established and emerging companies. He co-founded Vaduz Partners in 1998, a private investment firm for which he continues to serve as a Managing Partner. From 2000 through 2007, Mr. Ramon was also President, Chief Executive Officer, and director of USA.NET, Inc. In 1997 to 1998, he was President of the Coleman Outdoor Recreation Group. From 1993 to 1997, Mr. Ramon held various senior management positions including President and Chief Operating Officer of New World Television, Inc. and director of New World Communications Group, Inc. From 1982 to 1994, Ramon served as the Executive Vice President and Chief Financial Officer of Gillett Holdings, Inc. Prior to 1982, Mr. Ramon was employed by Arthur Young & Company and earned a Bachelor of Business Administration degree in accounting from the University of Wisconsin. He also serves on the board of directors of Systems Maintenance Services Holding, Inc. and management board of TTBG, LLC.

In connection with Mr. Ramon’s appointment as a director, he will receive from the Company an amount of shares of fully vested common stock of the Company, par value $0.01 (“Common Stock”), equal to $37,500 in value, which shall be granted on the second business day after the Company issues its earnings release for the first quarter of 2010 and based on the closing price of the Common Stock on such day.  Mr. Ramon will not receive any additional remuneration for serving on the Board other than the standard fees paid by the Company to all of its non-management directors.  At this time, the Company pays its non-management directors a quarterly fee of $12,500 and, beginning in 2011, will provide its non-management directors with an annual grant of fully vested shares of Common Stock equal to $50,000 in value.

Mr. Ramon has not had transactions or relationships with the Company or its management up to this date and there are not any currently proposed transactions in which Mr. Ramon will have a direct or indirect material interest that would require disclosure under Item 404(a) of Regulation S-K.  Mr. Ramon is considered to be an independent director as defined by New York Stock Exchange rules and the Securities and Exchange Commission Rules. There are no arrangements or understandings between Mr. Ramon and any other person pursuant to which Mr. Ramon was selected as a director.

Item 9.01               Financial Statements and Exhibits

(d)

Exhibit No.	Description
99.1	Press Release, dated April 15, 2010

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GENERAC HOLDINGS INC.

/s/ Aaron Jagdfeld
	Name:	Aaron Jagdfeld
	Title:	Chief Executive Officer

Date: April 15, 2010

EXHIBIT INDEX

99.1	Press Release, dated April 15, 2010